Exhibit (14)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 17, 2011, relating to the financial statements and financial highlights of Fidelity Stock Selector All Cap Fund appearing in the Annual Report on Form N-CSR of Fidelity Stock Selector All Cap Fund for the eleven months in the period ended September 30, 2011, and to the references to us under the headings "Additional Information About The Funds" and "Experts" in the Proxy Statement and Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information which are part of this Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

April 25, 2012